UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2012

Rouse Properties, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-35278 (Commission File Number)	90-0750824 (IRS Employer Identification No.)

1114 Avenue of the Americas, Suite 2800 New York, New York (Address of principal executive offices)	10036 (Zip Code)

Registrant's telephone number, including area code: (212) 608-5108

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CAR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CAR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CAR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer.  On September 25, 2012, the Board of Directors of Rouse Properties, Inc., a Delaware corporation (the “Company”), appointed John A. Wain, 46, to succeed Rael Diamond as the Chief Financial Officer of the Company.  Mr. Wain is expected to assume his role  no later than October 9, 2012.

Mr. Wain was formerly a Managing Director and the Head of Real Estate Americas at Credit Agricole Corporate and Investment Bank (formerly Calyon Corporate & Investment Bank). In this capacity, he had responsibility for overseeing Credit Agricole’s U.S. real estate lending business. Over the course of his 24 year career, Mr. Wain has focused extensively on structuring and negotiating secured and unsecured corporate real estate facilities and property level loans for public REITs, owners and developers, as well as corporate bonds, interest rate derivatives and equity transactions. Mr. Wain holds a Bachelor of Science degree in Business Administration, Real Estate and Urban Economic Studies from the University of Connecticut.

Pursuant to an employment letter entered into between the Company and Mr. Wain, Mr. Wain will receive an annual base salary of $400,000, and will have a target annual cash bonus equal to 75% of his base salary, with a guaranteed bonus of $300,000 for 2012.

In addition, Mr. Wain will receive, upon the commencement of his employment, one-time grants under the Company’s 2012 Equity Incentive Plan of:  (i) options to purchase a number of  shares of the Company’s common stock equal to the number obtained by dividing $4,000,000 by the closing price per share of the Company’s common stock on the date immediately preceding the date of grant, which options will vest in five equal annual installments, commencing on the first anniversary of the date of grant; and (ii) $303,000 payable in shares of restricted stock (the “signing restricted stock”), which shares will vest in four equal annual installments, commencing on the first anniversary of the date of grant.  In addition, commencing in 2013, Mr. Wain will be eligible to receive an annual grant under the Company’s 2012 Equity Incentive Plan of options to purchase a number of shares of the Company’s common stock obtained by dividing (i) two times Mr. Wain’s base salary by (ii) the closing price per share of the Company’s common stock on the date immediately preceding the date of grant.  These options will vest in five equal annual installments, commencing on the first anniversary of the date of grant, and these annual grants may be subject to the satisfaction of performance measures and other criteria.

If Mr. Wain is terminated by the Company without cause prior to the vesting of the signing restricted stock, the signing restricted stock will vest in full.  In addition, if Mr. Wain is terminated without cause within the first 12 months of employment, Mr. Wain will be eligible to receive a severance payment equal to 12 months’ base salary and a pro-rated bonus for the year of termination.  If Mr. Wain is terminated without cause after the first 12 months of employment, Mr. Wain will be eligible to receive a severance payment equal to six months’ base salary and a pro-rated bonus for the year of termination.

Additionally, the Company and Mr. Wain will enter into an indemnification agreement in substantially the same form as the Company has entered into with its existing executive officers.

Appointment of Chief Accounting Officer.  On September 25, 2012, the Board of Directors of the Company appointed Timothy Salvemini, 41, currently the Company’s Vice President of Finance, to the position of Chief Accounting Officer of the Company, effective October 8, 2012.

Mr. Salvemini previously served as the Director of Finance and Accounting at Brookfield Investment Management, Inc. from July 2010 until joining the Company in January 2012.  From August

2006 until July 2010, he served as Director of Finance and Accounting at Crystal River Capital, Inc., at the time a publicly traded REIT.  Prior to that position, Mr. Salvemini was a Senior Audit Manager at a public accounting firm.

Mr. Salvemini will receive, upon the commencement of his new position, a one-time grant under the Company’s 2012 Equity Incentive Plan of options to purchase a number of  shares of the Company’s common stock equal to the number obtained by dividing $300,000 by the closing price per share of the Company’s common stock on the date immediately preceding the date of grant, which options will vest in five equal annual installments, commencing on the first anniversary of the date of grant.

In addition, the Company and Mr. Salvemini will enter into an indemnification agreement in substantially the same form as the Company has entered into with its existing executive officers.

Departure of Chief Financial Officer.  Concurrently with Mr. Wain’s assumption of the title and responsibilities of Chief Financial Officer on or about October 9, 2012, Mr. Diamond will relinquish those roles.  It is anticipated that Mr. Diamond will remain an employee of the Company through a to-be-determined date in October 2012 to assist with the transition of his responsibilities to Mr. Wain.  At the time of the Company’s spin-off from General Growth Properties, the Company entered into a services agreement with Brookfield Asset Management under which Brookfield employees Mr. Diamond and Mr. Salvemini were to serve as the Company’s Chief Financial Officer and Vice President of Finance, respectively, for up to 12 months.  Mr. Diamond’s departure is not related to the Company’s financial or operating results or to any disagreements or concerns regarding the Company’s financial or reporting practices.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

10.1	Employment Letter, effective as of September 25, 2012, between Rouse Properties, Inc. and John A. Wain

99.1	Press Release, dated September 25, 2012 (furnished herewith)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2012	ROUSE PROPERTIES, INC.

	By:	/s/ Andrew Silberfein
		Name:	Andrew Silberfein
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Letter, effective as of September 25, 2012, between Rouse Properties, Inc. and John A. Wain

99.1	Press Release, dated September 25, 2012 (furnished herewith)